Exhibit 99.1

AgFeed Industries Completes Previously Announced $25.2 Million Equity Financing

New York, New York --(MARKET WIRE)—April 28, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industry, announced today that the Company completed its previously mentioned $25.2 million equity financing in a registered direct placement with institutional investors.

After this financing, AgFeed has a total of 32,005,927 shares issued and outstanding, of which AgFeed’s management and affiliates own approximately 41%.

AgFeed has recently announced it expects to acquire, by early May 2008, multiple producing commercial hog farms at less than 3 times projected 2008 net income. The Company is on track to achieve this target. The current hog market price in the regions where AgFeed sells its hogs is approximately $270 each based on an average hog weight of 105 kilograms.The acquisition of the farms, scheduled to be completed in May 2008, would increase AgFeed's estimated sale of hogs to 400,000 heads for 2008.

Proceeds from the financing just completed and the $10 million registered direct offering completed on April 21, 2008 will be used to acquire additional, already identified, producing commercial hog farms beyond those anticipated for closing in early May. AgFeed expects that these additional acquisitions, when completed, would be immediately accretive to earnings.

AgFeed has two profitable business lines that provide synergistic benefits and revenues: premix animal feed and hog production.

Dr. Songyan Li, AgFeed’s Chairman commented: “As the Company’s largest shareholders, AgFeed’s management is highly sensitive to shareholder dilution through financing activities. This recent financing was completed at great valuation and minimal dilution to our shareholders. Incomes to be generated from additional hog farm acquisitions should provide strong benefits to our earnings growth. In addition, several great investor names have joined our expanding list of institutional shareholders through this recent financing. China is faced with rising consumer incomes which lead to increasing demand for fresh, locally grown pork and expanding hog producer’s profit margins due to hog shortage and stagnant hog feed input costs such as corn cost. AgFeed has an historical opportunity to quickly become the largest commercial hog farm owner in China. AgFeed is in a unique position to successfully acquire income generating hog farms at low single digit earnings multiples because of its team-oriented corporate culture and the trusting relationships that AgFeed has established in the last decade serving over 600 commercial hog farms as a premier specialty feed provider. We will continue to benefit from our local cultural familiarity and extend our strong platform as an ideal strategic access to China’s vast feed and hog production industries.”

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission, its ability to successfully complete the acquisition of the hog farms it has agreed to acquire, and its ability to acquire additional hog farms upon favorable terms.

Contact Information:

U.S. Contact:
Mr. Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
Mr. Sam Zhou, Corporate Development
AgFeed Industries, Inc.
Tel: 011-86-13925912908
Email: info@agfeedinc.com